US LEC CORP.
                     CERTIFICATE OF DESIGNATION RELATING TO
                      SERIES A CONVERTIBLE PREFERRED STOCK


         US LEC Corp., a Delaware corporation (the "Corporation"), acting pursuant to Section 151 of the General Corporation Law of the State of Delaware, does hereby submit the following Certificate of Designation relating to its Series A Convertible Preferred Stock.

         FIRST:   The name of the Corporation is US LEC Corp.

         SECOND: By unanimous consent of the Board of Directors of the Corporation dated March 10, 2000, the following resolutions were duly adopted:

         WHEREAS, the Corporation's Restated Certificate of Incorporation, as amended, authorizes the issuance of Preferred Stock consisting of Ten Million (10,000,000) shares, par value $.01 per share, issuable from time to time in one or more series; and

         WHEREAS, the Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and by the provisions of Article IV of the Corporation's Restated Certificate of Incorporation, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions and limitations of the shares of such series; and

         WHEREAS, it is the desire of the Board of Directors to establish and fix the number of shares to be included in a new series of Preferred Stock and the designation, rights, preferences and limitations of the shares of such new series;

         NOW, THEREFORE, BE IT RESOLVED, there is hereby created a series of the Preferred Stock of the Corporation designated as Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), consisting of 364,406 shares (164,406 of which shall be available solely for the payment of preferential dividends pursuant to the following Section 1.1) and having the following voting powers, preferences, relative, participating, optional, conversion and other special rights, and qualifications, limitations and restrictions:

         1. DIVIDENDS.

         1.1 PREFERENTIAL DIVIDENDS. Preferential dividends on each share of Series A Preferred Stock shall be cumulative and accrue (whether or not there are profits or surplus available therefor) at the rate of 6% per annum on the Accrued Value thereof (computed on the basis of a 360-day year of twelve 30-day months) from the date of issuance of such share (or in the case of Series A Preferred Stock issued as dividends, from the Dividend Payment Date applicable to such dividend) until the earliest of (i) the date on which the Liquidation Value of such share of Series A Preferred Stock is paid to the holder thereof in connection with the liquidation of the Corporation, (ii) the date on which the Corporation redeems such share of Series A Preferred Stock, (iii) the date on which such share of Series A Preferred Stock is converted into shares of Class A Common Stock or (iv) the date on which such share of Series A Preferred Stock is otherwise acquired by the Corporation. All dividends on each share of Series A Preferred Stock shall accrue daily but be payable and compound quarterly in arrears on each Dividend Payment Date, commencing on the first Dividend Payment Date after the date of issuance of such share. During the period commencing on the Initial Issue Date and continuing through the twelfth Dividend Payment Date thereafter, all such dividends shall be paid by the Corporation through the issuance of additional shares of Series A Preferred Stock valued at the Stated Value and not in cash. Thereafter, all such dividends shall, at the option of the Corporation, be paid on any Dividend Payment Date through either (x) the issuance of additional shares of the Series A Preferred Stock valued at the Stated Value, or (y) the payment of cash legally available for payment thereof, whether or not such dividends have been declared; provided, however, that all dividends payable on the Series A Preferred Stock, Option Preferred Stock and Series C Preferred Stock on any given Dividend Payment Date must either all be paid in cash or all be paid in additional shares of the applicable series of preferred stock. If and when any shares of Series A Preferred Stock are issued under this Section 1.1 for the payment of dividends, such shares of Series A Preferred Stock shall be deemed to be validly issued and outstanding and fully paid and nonassessable. Each such dividend shall be payable to the holders of record of shares of the Series A Preferred Stock on the Dividend Payment Date, as they appear on the stock records of the Corporation at the close of business on such record dates.

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         1.2 PARTICIPATING DIVIDENDS. In addition to preferential dividends payable under Section 1.1, holders of Series A Preferred Stock shall share pro rata with holders of Common Stock, on the basis of the number of shares of Common Stock which each holder of Series A Preferred Stock would be entitled to receive upon conversion of the holder's Series A Preferred Stock into Common Stock as of the record date for the dividend or distribution in accordance with
Section 4 (without giving effect to the one-year limitation on conversion), in all other dividends and distributions, if any, that the Corporation's board of directors may declare from time to time with respect to the Common Stock; provided, however, that the holders of Series A Preferred Stock shall not be entitled to participate in any stock dividend or distribution pursuant to this
Section 1.2 if, as a result of such stock dividend or distribution, the Conversion Price is adjusted pursuant to Section 4.3.

         2. LIQUIDATION.

         Upon any liquidation, dissolution or winding up of the Corporation (a "Liquidation"), each holder of Series A Preferred Stock shall be entitled to be paid in preference to any distribution to holders of Junior Securities, but in parity to any distribution to holders of Parity Securities, an amount in cash (the "Liquidation Distribution") equal to the greater of (i) the product obtained by multiplying the Liquidation Value of each share by the number of shares of Series A Preferred Stock held by the holder or (ii) the amount that would be payable to the holder in respect of the Common Stock issuable upon conversion of the holder's shares of Series A Preferred Stock if all outstanding shares of Series A Preferred Stock were converted into Common Stock immediately prior to the Liquidation in accordance with Section 4 (without giving effect to the one-year limitation on conversion). If, upon a Liquidation, the Corporation's assets available for distribution to its stockholders are insufficient to permit payment to holders of Series A Preferred Stock and Parity Securities of the aggregate Liquidation Value of their Series A Preferred Stock or the aggregate liquidation value of their Parity Securities, as applicable, then the entire assets available for distribution shall be distributed among holders of Series A Preferred Stock and Parity Securities pro rata on the basis of the aggregate Liquidation Value of the Series A Preferred Stock or the aggregate liquidation value of the Parity Securities, as applicable, held by each holder before any payment is made to holders of Junior Securities. After payment in full has been made to holders of Series A Preferred Stock and Parity Securities of the aggregate Liquidation Distributions in respect of their Series A Preferred Stock or the aggregate liquidation distribution in respect of the Parity Securities, as applicable, any other series or class or classes of Junior Securities shall be entitled to receive any and all assets remaining to be paid or distributed to holders of capital stock of the Corporation, and holders of Series A Preferred Stock and Parity Securities shall not share in any remaining assets of the Corporation available for distribution. The Corporation shall mail written notice of a Liquidation to each holder of record of Series A Preferred Stock at least 30 days prior to the date for payment or distribution to stockholders stated in the Corporation's notice. Solely for the purposes of this
Section 2, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more other entities shall be deemed to be a Liquidation.

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

         3. VOTING RIGHTS.

         3.1 ORDINARY VOTING. Except as otherwise required by law, the Corporation's Restated Certificate of Incorporation or this Certificate of Designation, holders of Series A Preferred Stock shall be entitled to vote with holders of Common Stock, Option Preferred Stock and Series C Preferred Stock as a single class on each matter submitted to a vote of the Corporation's stockholders. Each share of Series A Preferred Stock shall have a number of votes equal to the number of votes possessed by the number of shares of Class A Common Stock into which the share of Series A Preferred Stock is convertible (without giving effect to the one-year limitation on conversion) as of the record date for determining the stockholders entitled to vote on the matter. Any fractional voting rights that result (after aggregating, in the case of each holder of Series A Preferred Stock, all shares of Class A Common Stock into which all of the holders' shares of Series A Preferred Stock could be converted) shall be rounded upwards or downwards to the nearest whole number (with one-half being rounded upwards).

         3.2 ELECTION OF PREFERRED STOCK DIRECTORS. So long as Permitted Owners hold at least 30% of the Underlying Common Stock, holders of Purchaser Preferred Stock, voting separately as a single class to the exclusion of all other classes of the Corporation's capital stock and with each share of Purchaser Preferred Stock entitled to one vote, shall be entitled, in the election of directors of the Corporation, to elect two directors to serve on the Corporation's board of directors. Such directors shall comprise a third class of directors and be referred to as "Preferred Stock Directors." Each Preferred Stock Director so elected shall serve until his successor is duly elected by holders of Purchaser Preferred Stock or he is removed from office by holders of Purchaser Preferred Stock. If holders of Purchaser Preferred Stock for any reason fail to elect anyone to fill any such directorship, the position shall remain vacant until such time as holders of Purchaser Preferred Stock elect a Preferred Stock Director to fill the position, and it shall not be filled by resolution or vote of the Corporation's board of directors or its other stockholders. In the event that Permitted Owners cease to hold at least 30% of the Underlying Common Stock but continue to hold at least 20% of the Underlying Common Stock, the right and power provided to holders of Purchaser Preferred Stock by this Section 3.2 shall be limited to the election of only one Preferred Stock Director. In the event that Permitted Owners cease to hold at least 20% of the Underlying Common Stock, the right and power provided to holders of Purchaser Preferred Stock by this
Section 3.2 shall terminate.

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

         3.3 INITIAL TERM OF PREFERRED STOCK DIRECTORS. Each initial Preferred Stock Director shall be appointed by the Board of Directors to serve until the Corporation's annual meeting of stockholders in 2001 or until his resignation, removal or death, or until his successor has been duly elected by holders of Purchaser Preferred Stock. Thereafter, each Preferred Stock Director shall be elected in accordance with Section 3.2 either (a) by written consent of the holders of at least a majority of the outstanding shares of Purchaser Preferred Stock or (b) at the annual meeting of stockholders.

         4. CONVERSION.

         4.1 CONVERSION PROCEDURE.

                  (a) At any time and from time to time beginning on the first anniversary of the Initial Issue Date, a holder of Series A Preferred Stock may convert all or any portion of the holder's shares of Series A Preferred Stock (including any fraction of a share) into a number of shares of Class A Common Stock computed by dividing (i) the aggregate Liquidation Value of the shares of Series A Preferred Stock to be converted by (ii) the Conversion Price then in effect; provided, however, that a holder of Series A Preferred Stock shall have the right to convert all or any portion of the holder's shares of Series A Preferred Stock as set forth above in the event of the occurrence of
         (i) an Acquisition Event or (ii) a Change of Control, in either case prior to the date of the first anniversary of the Initial Issue Date.

                  (b) Each conversion of Series A Preferred Stock shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series A Preferred Stock to be converted have been surrendered for conversion at the Corporation's principal office. When the conversion has been effected, the rights of the converting holder of Series A Preferred Stock as such holder shall cease, and the Person or Persons in whose name or names any certificate or certificates for shares of Class A Common Stock are to be issued upon the conversion shall be deemed to have become the holder or holders of record of the shares of Class A Common Stock represented thereby.

                  (c) As soon as possible but in any event within 10 Business Days after a conversion has been effected, the Corporation shall deliver to the converting holder: (i) a certificate or certificates representing the number of shares of Class A Common Stock issuable by reason of the conversion in such name or names and such denomination or denominations as the converting holder has specified; and (ii) a certificate representing any shares of Series A Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with the conversion but which were not converted.

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

                  (d) The issuance of a certificate or certificates for shares of Class A Common Stock upon the conversion of Series A Preferred Stock shall be made without charge to the converting holder for any issuance tax in respect of the conversion or other cost incurred by the Corporation in connection with the conversion and the related issuance of shares of Class A Common Stock. Upon conversion of each share of Series A Preferred Stock, the Corporation shall take all actions that may be necessary in order to ensure that the Class A Common Stock issued as a result of the conversion is validly issued, fully paid and nonassessable.

                  (e) The Corporation shall not close its books against the transfer of Series A Preferred Stock or of Class A Common Stock issued or issuable upon conversion of Series A Preferred Stock in any manner which interferes with the timely conversion of Series A Preferred Stock.

                  (f) If any fractional interest in a share of Class A Common Stock would, except for the provisions of this Section 4.1(f), be issuable upon any conversion of Series A Preferred Stock, the Corporation, in lieu of issuing the fractional share otherwise issuable, may pay an amount in cash to the holder of the fractional interest equal to the Market Price of the fractional interest as of the date of conversion.

                  (g) Notwithstanding any other provision of this Section 4, if a conversion of Series A Preferred Stock is to be made in connection with a Corporate Change, an Acquisition Event or a Change of Control or any other similar transaction affecting the Corporation and its capital stock, the conversion may be conditioned, at the election of the converting holder, upon the consummation of the Corporate Change, Acquisition Event or Change of Control or other such similar transaction affecting the Corporation and its capital stock, in which event the conversion shall not be deemed to be effective until the Corporate Change, Acquisition Event or Change of Control or other such similar transaction affecting the Corporation and its capital stock has been consummated.

         4.2 CONVERSION PRICE. The initial conversion price for Series A Preferred Stock (the "Conversion Price") shall be $35. In order to prevent dilution of the conversion rights granted under Section 4.1, the initial Conversion Price for Series A Preferred Stock shall be subject to adjustment from time to time pursuant to Sections 4.3, 4.4, 4.5 and 4.6.

         4.3 COMMON STOCK SUBDIVISION OR COMBINATION. If the Corporation at any time subdivides (by a stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to the subdivision shall be proportionately reduced; and if the Corporation at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to the combination shall be proportionately increased. Any adjustment of the Conversion Price under this Section 4.3 shall become effective as and when the subdivision or combination becomes effective.

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

         4.4 CORPORATE CHANGE. Prior to the consummation of any Corporate Change, the Corporation shall make appropriate provisions (in form and substance reasonably satisfactory to holders of a majority of the shares of Series A Preferred Stock then outstanding) to ensure that each holder of Series A Preferred Stock shall have the right to receive upon conversion of the holder's Series A Preferred Stock, in lieu of the shares of Class A Common Stock that the holder otherwise would have been entitled to receive upon conversion, the stock, securities or assets that the holder would have received in connection with the Corporate Change if the holder had converted the holder's Series A Preferred Stock immediately prior to the Corporate Change. The Corporation shall also make appropriate provisions (in form and substance reasonably satisfactory to holders of a majority of the shares of Series A Preferred Stock then outstanding) to ensure that the provisions of this Section 4 and Section 5 will continue to be applicable to the Series A Preferred Stock (including, in the case of any Corporate Change in which the successor or purchasing corporation is other than the Corporation, an immediate adjustment of the Conversion Price to the value of the Common Stock reflected by the terms of the Corporate Change, if the value so reflected is less than the Conversion Price in effect immediately prior to the Corporate Change). The Corporation shall not effect any Corporate Change unless, prior to the consummation of the Corporate Change, the successor corporation (if other than the Corporation) or the purchasing corporation assumes by written instrument (in form and substance reasonably satisfactory to holders of a majority of the shares of Series A Preferred Stock then outstanding) the obligation to deliver to each holder of Series A Preferred Stock such shares of stock, securities or assets that the holder is entitled to receive in accordance with this Section 4.4.

         4.5 WEIGHTED AVERAGE ANTI-DILUTION PROTECTION. If, on or after the Initial Issue Date, the Corporation issues or sells, or in accordance with
Section 4.6 is deemed to have issued or sold, any shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issue or sale, then immediately upon such issuance or sale the Conversion Price shall be reduced to the Conversion Price determined by dividing (i) the sum of (x) the product derived by multiplying the Conversion Price in effect immediately prior to such issue or sale by the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale plus
(y) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale.

         Notwithstanding the foregoing and Section 4.6, there shall be no adjustment in the Conversion Price as a result of:

                  (a) the issuance of shares of Common Stock upon the exercise of Options outstanding as of the date of filing this Certificate of Designation (including any repricing of such options so long as such options are not repriced to an exercise price per share that is less than the Market Price on the date of repricing); and

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

                  (b) by reason of any one or combination of the following:

                        (i) the grant or repricing of Options which are authorized to be granted or repriced under the Corporation's existing stock option plan as of the date of filing this Certificate of Designation, as such plan may be amended, replaced and supplemented, and which are granted or repriced after the date of filing this Certificate of Designation at an exercise price not less than the Market Price on the date of grant or repricing, and the issuance of Common Stock pursuant to the exercise of such Options;

                        (ii) the grant or repricing of Options which are authorized to be granted or repriced under any new stock option or other stock-based employee incentive plan which is adopted by the Corporation and approved by its stockholders after the date of filing this Certificate of Designation and which are granted or repriced at an exercise price not less than the Market Price on the date of grant or repricing, and the issuance of Common Stock pursuant to the exercise of such Options; and

                        (iii) the issuance and sale of Common Stock at a price per share that is less than the Market Price pursuant to any employee stock purchase plan adopted by the Corporation that satisfies the requirements of Section 423 of the Code and is approved by the Corporation's stockholders after the date of filing this Certificate of Designation;

                  provided, however, that the foregoing exceptions to the anti-dilution provisions of this Section 4.5 shall not apply to Options or shares granted, repriced or issued pursuant to clauses (b)(i), (ii) or (iii) or to Options repriced pursuant to clause (a) at a price less than the then applicable Conversion Price to the extent that all such Options and shares represent in the aggregate in any calendar year more than two percent (2%) of the number of shares of Common Stock of the Company outstanding (on a fully diluted basis) on the last day of December of the previous calendar year (as adjusted for events occurring pursuant to Section 4.3 after the last day of the previous calendar year);

                  (c) the issuance of shares of Class A Common Stock upon conversion or exercise of the Series A Preferred Stock, or the adjustment of the Conversion Price related to the Series A Preferred Stock;

                  (d) the issuance of shares of Series A Preferred Stock;

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

                  (e) the issuance of shares of Option Preferred Stock pursuant to the terms of the Option Agreement;

                  (f) the issuance of Class A Common Stock upon conversion of the shares of Option Preferred Stock issued pursuant to the terms of the Option Agreement, or the adjustment of the conversion price related thereto in accordance with the terms of the Option Stock Designation as in effect on the first date of issuance of Option Preferred Stock;

                  (g) the issuance of shares of Series C Preferred Stock;

                  (h) the issuance of Class A Common Stock upon conversion of the Series C Preferred Stock or the adjustment of the conversion price related thereto in accordance with the terms of the Series C Designation as in effect on the first date of issuance of Series C Preferred Stock;

                  (i) the issuance of Class A Common Stock as a result of the conversion of Class B Common Stock to Class A Common Stock; and

                  (j) any other events with respect to which holders of a majority of the outstanding shares of Series A Preferred Stock waive their rights under this Section 4.5.

         4.6 EFFECT ON CONVERSION PRICE OF CERTAIN EVENTS. For purposes of determining the adjusted Conversion Price under Section 4.5, the following shall be applicable:

                  (a) If the Corporation in any manner grants or sells any Options and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities issuable upon exercise of such Options, is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share. For purposes of this paragraph the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

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

                  (b) If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable" shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 4.6(b), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

                  (c) If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time, a corresponding number of shares of Common Stock shall be deemed to have been issued and the Conversion Price in effect at the time of such change shall be immediately adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. If such adjustment would result in an increase of the Conversion Price then in effect, however, such adjustment shall not be effective until 30 days after written notice thereof has been given by the Corporation to all holders of Series A Preferred Stock. For purposes of this Section 4.6(c), if the terms of any Option or Convertible Security which was outstanding as of the date of filing of this Certificate of Designation are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change; but no such change shall at any time cause the Conversion Price hereunder to be increased.

                  (d) Upon the termination or expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Conversion Price then in effect hereunder shall be adjusted immediately to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued. If such expiration or termination would result in an increase in the Conversion Price then in effect, however, such increase shall not be effective until 30 days after written notice thereof has been given to all holders of Series A Preferred Stock. For purposes of this Section 4.6(d), the expiration or termination of any Option or Convertible Security which was outstanding as of the date of filing of this Certificate of Designation shall not cause the Conversion Price hereunder to be adjusted unless, and only to the extent that, a change in the terms of such Option or Convertible Security caused it to be deemed to have been issued after the Initial Issue Date.

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

                  (e) If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the Consideration received therefor shall be deemed to be the amount received by the Corporation therefor (net of discounts, commissions and related expenses). If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt. If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business or then on-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be. The fair value of any consideration other than cash and securities shall be determined jointly by the Corporation and the holders of a majority of the outstanding shares of Series A Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, the fair value of such consideration shall be determined by an independent appraiser experienced in valuing such type of consideration jointly selected by the Corporation and the holders of a majority of the outstanding shares of Series A Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the fees and expenses of such appraiser shall be borne by the Corporation.

                  (f) The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, but the disposition of any shares of Common Stock so owned or held shall be considered an issue or sale of Common Stock.

                  (g) If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

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

                  (h) In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

                  (i) Upon the occurrence of an Event of Default described in
         Section 3.4 (b) or (c) of the Corporate Governance Agreement, the Conversion Price then in effect shall automatically be decreased by 10%.

         4.7 NOTICES OF ADJUSTMENT. Within 10 Business Days of any adjustment of the Conversion Price, the Corporation shall give written notice of the adjustment to all holders of Series A Preferred Stock.

         5. REDEMPTIONS.

         5.1 MANDATORY REDEMPTION; REDEMPTION AT HOLDER'S OPTION.

                  (a) On April 11, 2010, the Corporation shall redeem all of the issued and outstanding shares of the Series A Preferred Stock at a redemption price equal to the aggregate Liquidation Value of the shares to be redeemed. The Corporation shall give written notice of the redemption to all holders of Series A Preferred Stock not more than 90 nor less than 10 days prior to the date the redemption is to be made. Redemptions under this Section 5.1(a) shall be subject to the terms of the Corporation's outstanding indebtedness, and the Corporation shall have no obligation to redeem any shares of Series A Preferred Stock in violation of the terms of its outstanding funded indebtedness.

                  (b) At any time on or after the occurrence of a Change of Control and for a period of 60 days thereafter, each holder of Series A Preferred Stock shall have the right to require the Corporation to redeem all or a portion of the holder's Series A Preferred Stock at a redemption price equal to 101% of the aggregate Liquidation Value (the "Change of Control Amount") of the shares to be redeemed. Any holder of Series A Preferred Stock may exercise the holder's redemption right under this Section 5.1(b) by delivering to the Corporation at its principal office a written notice stating the holder's intention to exercise the holder's redemption right and the number of the holder's shares of Series A Preferred Stock to be redeemed. The Corporation shall be obligated to redeem the total number of shares of Series A Preferred Stock specified in the holder's redemption notice on the 30th Business Day following its receipt of the holder's notice (the "Change of Control Payment Date"). Redemptions under this Section 5.1(b) shall be subject to the terms of the Corporation's outstanding indebtedness, and the Corporation shall have no obligation to redeem any shares of Series A Preferred Stock in violation of the terms of its outstanding funded indebtedness.

                  (c) The Corporation covenants that, if any of its outstanding funded indebtedness prohibits a redemption pursuant to Section 5.1(a) or (b) and is prepayable, the Corporation will make commercially reasonable efforts to prepay any such indebtedness so that the foregoing redemptions can be made. The Corporation further covenants that it will make commercially reasonable efforts to include in the terms of any of its funded indebtedness a provision to the effect that, if the holders thereof do not require or waive a required prepayment or redemption upon a Change of Control, the redemption required by Section 5.1(b) shall not be prohibited.

                  (d) If the Corporation is unable for any reason to make the full amount of redemption pursuant to Sections 5.1(a), including as a result of Section 5.3, the Corporation shall immediately take a Board Action and the Conversion Price in effect on the date on which such redemption was required to be made shall be reduced to the lower of (i) 50% of the Conversion Price as of such date and (ii) the Market Price as of such date.

                  (e) If the holders of all of the issued and outstanding shares of the Series A Preferred Stock notify the Corporation of their intent to exercise their redemption rights pursuant to Section 5.1(b) and the Corporation is unable for any reason to redeem all of such shares, including as a result of Section 5.3, the Corporation shall immediately take a Board Action and the Conversion Price in effect on the date on which such redemption was required to be made shall be reduced to the lower of (i) 50% of the Conversion Price as of such date and (ii) the Market Price as of such date.

         5.2 REDEMPTION AT CORPORATION'S OPTION.

                  (a) At any time on or after April 11, 2003, the Corporation shall have the right to redeem all (but not less than all) of the outstanding shares of Series A Preferred Stock at a redemption price equal to the aggregate Liquidation Value of the shares to be redeemed, upon written notice of the proposed redemption to all holders of Series A Preferred Stock given at least 30 days prior to the proposed redemption date, if the Market Price of a share of Common Stock for 30 consecutive trading days during the 90-day period immediately preceding the date of the Corporation's redemption notice is at least 150% of the Conversion Price then in effect (without giving effect to any change in Conversion Price pursuant to Section 4.6(i), 5.1(d) or 5.1(e)); provided, however, that the Corporation may not exercise its redemption rights under this Section 5.2(a) unless the Market Price of a share of Common Stock on the redemption date also is at least 150% of the Conversion Price then in effect (without giving effect to any change in the Conversion Price pursuant to Section 4.6(i), 5.1(d) or 5.1(e)). The Corporation's exercise of its redemption rights under this Section 5.2(a) shall be subject to the conversion rights under Section 4 of each holder of Series A Preferred Stock, who may exercise those rights at any time prior to the redemption date.

                  (b) Upon the occurrence of a Covenant Triggering Event, the Corporation shall have the right to redeem all (but no less than all) of the outstanding shares of Series A Preferred Stock at a redemption price equal to (i) 135% of the aggregate Liquidation Value of the shares to be redeemed if such redemption occurs on or prior to the first anniversary of the Initial Issue Date or (ii) an internal rate of return from the Initial Issue Date of 20% per annum compounded quarterly on the Stated Value of the Series A Preferred Stock (other than shares of Series A Preferred Stock issued as dividends in accordance with Section 1.1) (as determined in accordance with standard financial practice by the Corporation's independent auditors whose determination shall be, in the absence of demonstrable error, final) to each holder of Series A Preferred Stock if such redemption occurs after the first anniversary of the Initial Issue Date, upon written notice of the proposed redemption to all holders of Series A Preferred Stock given at least 30 days prior to the proposed redemption date; provided, however, that the Corporation may not exercise its redemption rights under this Section 5.2(b) unless it also redeems all (but not less than all) of the outstanding shares of Option Preferred Stock pursuant to the terms of Section 5.2(b) of the Option Stock Designation. The Corporation's exercise of its redemption rights under this Section 5.2(b) shall be subject to the conversion rights under Section 4 of each holder of Series A Preferred Stock, who may exercise those rights at any time prior to the redemption date.

         5.3 PAYMENT OF REDEMPTION PRICE. For each share of Series A Preferred Stock which is to be redeemed pursuant to Sections 5.1 or 5.2, the Corporation shall be obligated on the redemption date to pay to the holder, upon the holder's surrender at the Corporation's principal office of the certificate representing the share to be redeemed, the full redemption price of the share in immediately available funds. In the case of a redemption pursuant to Section 5.1(a), if the funds of the Corporation legally available for the redemption of Series A Preferred Stock and Series C Preferred Stock on the redemption date are insufficient to redeem the total number of shares of Series A Preferred Stock and Series C Preferred Stock that the Corporation is required to redeem (pursuant to Section 5.1(a) hereof and Section 5.1 of the Series C Designation), those funds which are legally available shall be used to redeem the maximum possible number of shares of Series A Preferred Stock and Series C Preferred Stock pro rata among the holders of the shares to be redeemed on the basis of the number of shares held by each holder. As and when following the redemption date additional funds of the Corporation become legally available for the redemption of Series A Preferred Stock and Series C Preferred Stock, the Corporation shall immediately use such funds to redeem the balance of the shares of Series A Preferred Stock and Series C Preferred Stock which the Corporation became obligated to redeem on the redemption date but which it has not redeemed. In the case of a redemption pursuant to Section 5.1(b), if the funds of the Corporation legally available for the redemption of Purchaser Preferred Stock on the redemption date are insufficient to redeem the total number of shares of Purchaser Preferred Stock that the Corporation is required to redeem (pursuant to Section 5.1(b) hereof and Section 5.1(b) of the Option Stock Designation), those funds which are legally available shall be used to redeem the maximum possible number of shares of Purchaser Preferred Stock pro rata among the holders of the shares to be redeemed on the basis of the number of shares held by each holder. As and when following the redemption date additional funds of the Corporation become available for the redemption of the Purchaser Preferred Stock, the Corporation shall immediately use such funds to redeem the balance of the shares of Purchaser Preferred Stock which the Corporation became obligated to redeem on the redemption date but which it has not redeemed. In the case of a redemption pursuant to Section 5.2(a), the Corporation may not redeem any shares of Series A Preferred Stock unless the funds of the Corporation legally available for the redemption of Series A Preferred Stock are sufficient to redeem the total number of the outstanding shares of Series A Preferred Stock. In the case of a redemption pursuant to Section 5.2(b), the Corporation may not redeem any shares of Series A Preferred Stock unless the funds of the Corporation legally available for the redemption of Purchaser Preferred Stock pursuant to Section 5.2(b) hereof and Section 5.2(b) of the Option Stock Designation are sufficient to redeem the total number of outstanding shares of Purchaser Preferred Stock.

         5.4 REISSUANCE OF CERTIFICATES. In the event that fewer than the total number of shares of Series A Preferred Stock represented by any certificate are redeemed upon a redemption pursuant to Section 5.1, the Corporation shall issue a new certificate representing the number of unredeemed shares of Series A Preferred Stock to the holder of those shares without cost to the holder promptly after the holder's surrender of the certificate representing the redeemed shares of Series A Preferred Stock.

         5.5 REDEEMED SHARES. Any shares of Series A Preferred Stock which are redeemed by the Corporation shall be canceled and shall not be reissued, sold or transferred.

         6. RESTRICTIONS AND LIMITATIONS.

         As long as any of the initial number of shares of Series A Preferred Stock remain outstanding, the Corporation shall not, directly or indirectly, including directly or indirectly through a subsidiary, take any of the following actions without the affirmative vote or written consent of holders of a majority of the shares of Series A Preferred Stock then outstanding:

                  (a) file any other certificate of designation or amend or restate this Certificate of Designation or the Corporation's Restated Certificate of Incorporation or by-laws (as each of them may be amended in compliance with this Section 6) in any manner that adversely affects the powers, preferences and rights of Series A Preferred Stock as designated in this Certificate of Designation (as it may be amended in compliance with this Section 6) (other than the filing of the Option Stock Designation and the Series C Designation);

                  (b) authorize or issue additional Senior Securities or Parity Securities (other than (x) Option Preferred Stock authorized and issued pursuant to the Option Stock Designation, (y) Series C Preferred Stock authorized and issued pursuant to the Series C Designation, and (z) issuances of Series A Preferred Stock in accordance with Section 1);

                  (c) issue (i) any convertible or redeemable stock or securities other than those that would, in the written opinion of counsel to the Corporation in form and substance reasonably satisfactory to the holders of a majority of the outstanding Series A Preferred Stock, be treated as common stock for federal income tax purposes, or (ii) any convertible debt securities;

                  (d) declare or pay any dividends on or declare or make any other direct or indirect distribution on account of any Junior Securities, or set apart any sum for any such purpose (other than pursuant to Common Stock subdivisions or combinations as described in
         Section 4.3);

                  (e) redeem, purchase or otherwise acquire for value any shares of its capital stock unless any such redemption, purchase or other acquisition would not, in the written opinion of counsel to the Corporation in form and substance reasonably satisfactory to the holders of a majority of the outstanding Series A Preferred Stock, be treated as the receipt of cash or property by stockholders for purposes of Section 305(b)(2) of the Code (other than (x) Series A Preferred Stock redeemed pursuant to Section 5, (y) shares of Option Preferred Stock issued pursuant to the Option Agreement and redeemed in accordance with Section 5 of the Option Stock Designation as in effect on the date of initial issuance of the Option Preferred Stock and (z) shares of Series C Preferred Stock redeemed in accordance with Section 5 of the Series C Designation as in effect on the date of initial issuance of the Series C Preferred Stock); or

                  (f) redeem, purchase or otherwise acquire for value any shares of Series A Preferred Stock, except in accordance with Section 5.

         7. REGISTRATION AND TRANSFER.

                  (a) The Corporation shall keep at its principal office a register for the registration of Series A Preferred Stock. The Corporation may deem and treat the registered holder(s) of the Series A Preferred Stock as the absolute owner(s) thereof (notwithstanding any notation of ownership or other writing on the Series A Preferred Stock certificates made by any Person) for the purpose of any conversion thereof or any payment or distribution to the holder(s) thereof, and for all other purposes, and the Corporation shall not be affected by any notice to the contrary other than pursuant to Section 7(b). For the purpose of this Agreement, all references to a holder herein shall refer to a registered holder of Series A Preferred Stock.

                  (b) Upon the surrender of any certificate representing Series A Preferred Stock at the Corporation's principal office, the Corporation shall, at the request of the record holder of the certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange representing in the aggregate the number of shares of Series A Preferred Stock represented by the surrendered certificate. Each new certificate shall be registered in the name and represent the number of shares of Series A Preferred Stock requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. Any transfer of Series A Preferred Stock shall be subject, however, to any applicable contractual or other restrictions on transfer and the payment of any applicable transfer taxes by the transferring holder.

         8. REPLACEMENT.

         Upon receipt of evidence reasonably satisfactory to the Corporation (e.g., an affidavit of the registered holder) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation, upon surrender of the mutilated certificate, the Corporation shall (at its expense) execute and deliver in replacement a new certificate of like kind representing the number of shares of Series A Preferred Stock represented by the lost, stolen, destroyed or mutilated certificate and dated the date of the lost, stolen, destroyed or mutilated certificate.

         9. AMENDMENT AND WAIVER.

         No amendment, modification or waiver will be binding or effective with respect to any provision of this Certificate of Designation without the prior written consent of holders of not less than a majority of the shares of Series A Preferred Stock outstanding at the time that the action is taken. No change in the terms of this Certificate of Designation may be accomplished by merger or consolidation of the Corporation with another corporation unless the Corporation has obtained the prior affirmative vote or written consent of holders of not less than a majority of the shares of Series A Preferred Stock then outstanding.

         10. NOTICES.

         The Corporation shall give written notice to all holders of Series A Preferred Stock at least 20 days prior to the date on which the Corporation (a) closes its books or takes a record (i) with respect to the payment of any dividend or distribution to stockholders, (ii) with respect to any pro rata subscription offer to holders of Common Stock or (iii) for determining rights to vote with respect to any Liquidation or Corporate Change or (b) if no notice is given pursuant to clause (a), consummates a transaction constituting a Corporate Change. In addition, the Corporation shall give the notices required by Sections 2 and 4.7 and shall also give written notice to all holders of Series A Preferred Stock at least ten Business Days prior to any Acquisition Event or Change of Control. All notices, requests, claims, demands and other communications ("Notices") under this Certificate of Designation shall be in writing and sent by certified or registered mail, return receipt requested, a recognized overnight courier service, telecopier or personal delivery, as follows:

                  (a)      if to Corporation, to:

                                    US LEC Corp.
                                    Transamerica Square
                                    401 N. Tryon Street, Suite 1000
                                    Charlotte, North Carolina  28202
                                    Attention:       General Counsel
                                    Telecopier:      (704) 319-3098
                           with a required copy to:

                                    Moore & Van Allen, PLLC
                                    100 North Tryon Street, Floor 47
                                    Charlotte, North Carolina  28202-4003
                                    Attention:  Barney Stewart III
                                    Telecopier:  (704) 331-1151

                  (b) if to any holder of Series A Preferred Stock (unless the holder has otherwise indicated in writing), in care of:

                                    Bain Capital, Inc.
                                    Two Copley Place
                                    Boston, Massachusetts 02116
                                    Attention:  Ian K. Loring
                                    Telecopier:  (617) 572-3274

                                                     and

                                    Thomas H. Lee Partners, L.P.
                                    75 State Street, 26th Floor
                                    Boston, Massachusetts 02109
                                    Attention:  Anthony J. DiNovi
                                    Telecopier:  (617) 227-3514

                           with a required copy to:

                                    Ropes & Gray
                                    One International Plaza
                                    Boston, Massachusetts  02110-2624
                                    Attention:  Philip J. Smith
                                    Telecopier:  (617) 951-7050

All Notices shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged by the individual to whom the telecopy is sent, if telecopied. A party may change its address for purposes of this Agreement by Notice in accordance with this Section 10.2.

         11. DEFINITIONS.

         "ACCRUED VALUE" means, with respect to a share of Series A Preferred Stock, the sum of (as adjusted for stock splits, stock combinations, recapitalizations and similar events with respect to Series A Preferred Stock)
(i) $1,000, plus (ii) any dividends that have accrued on any Dividend Payment Date and that have not been paid.

         "ACQUISITION EVENT" means (i) the Corporation has consolidated with, or merged with or into, any other Person and, in connection with any such consolidation or merger, the holders of the Common Stock outstanding immediately prior to such transaction do not own, in the aggregate, at least 50% of the outstanding stock of the surviving entity in such transaction, or (ii) any Person has made a tender offer or exchange offer to acquire any of the Common Stock (each such offer, a "Tender Offer"), and, upon the consummation of the Tender Offer, the holders of the Common Stock outstanding immediately prior thereto do not own, in the aggregate, at least 50% of the outstanding stock of the Person that made the Tender Offer.

         "AFFILIATE" means, with respect to a Person, (a) any director, executive officer, general partner, managing member or other manager of such Person, (b) any other Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and (c) if such Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual, any trust whose principal beneficiary is such individual or one or more members of such individual's immediate family and any Person who is controlled by any such member or trust. The term "control" means
(i) the power to vote 25% or more of the securities or other equity interests of a Person having ordinary voting power (on a fully diluted basis), or (ii) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

         "BOARD ACTION" means (i) such action by the Corporation as is necessary to cause the majority of the members of the Board (including any directors elected pursuant to Section 3.2 hereof) to be persons designated by the Permitted Owners of the Underlying Common Stock, including causing existing members of the Board to resign and filling the vacancies created with such designees or increasing the size of the Board and filling the vacancies created with such designees or (ii) calling a special meeting of the Corporation's stockholders for the purpose of electing such designees to fill such vacancies if they are not filled as provided in clause (i). The action required by the Corporation hereunder shall be taken as soon as practicable and shall include, if required, adoption by the Board of any necessary amendments to the Bylaws, the preparation and submission to the Corporation's stockholders of a proxy statement in connection with any special stockholders' meeting and the filing of any required reports with the United States Securities and Exchange Commission and The Nasdaq Stock Market.

         "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, New York or Charlotte, North Carolina are authorized or required by law or executive order to close.

         "CHANGE OF BOARD" means an occurrence whereupon, at any time, fewer than one-half of the directors comprising the board of directors of the Corporation shall include members of a group consisting of any existing Board members as the date of filing this Certificate of Designation with the Secretary of State of Delaware, and replacement or additional directors nominated or supported by one-half or more of the members of the foregoing group and any such replacement or additional directors; provided, however, that, in the event the Permitted Owners exercise their rights under Section 3.4 of the Corporate Governance Agreement, such exercise shall not constitute a "Change of Board."

         "CHANGE OF CONTROL" means (i) the failure of Richard T. Aab ("Aab") and Tansukh V. Ganatra ("Ganatra"), in the aggregate, to own or control, directly or indirectly, stock of the Corporation representing at least 50% of the total number of shares of voting capital stock of the Corporation (as adjusted for the events described in Section 4.3) that they, in the aggregate, own or control, directly or indirectly, as of the Initial Issue Date, (ii) the failure of Aab and Ganatra, in the aggregate, to own or control, directly or indirectly, more shares of the voting capital stock of the Corporation than any other Person or group (other than a Permitted Owner or group of the Permitted Owners and their Affiliates), within the meaning of Regulation 13D under the Securities Exchange Act of 1934 or (iii) a Change of Board shall occur; provided, however, that if either Aab or Ganatra dies and the survivor holds an irrevocable proxy to vote the Class B Common Stock owned or controlled, directly or indirectly, by the deceased stockholder as of the time of his death, then so long as such irrevocable proxy remains in effect, such survivor shall be deemed to control such Class B Common Stock for purposes of clauses (i) and (ii) so long as such Class B Common Stock remains subject to such irrevocable proxy; and provided, further, that upon the simultaneous death of Aab and Ganatra or upon the death of the last to survive of Aab and Ganatra, if within 30 days of such deaths or death all of the Class B Common Stock owned or controlled, directly or indirectly, by Aab and Ganatra immediately prior to such deaths or death is converted into Class A Common Stock by Permitted Transferees (as defined in the Certificate of Incorporation) of Aab and Ganatra, such Class A Common Stock shall be deemed to be controlled by Aab and Ganatra for purposes of clauses (i) and (ii) so long as such Class A Common Stock is held by such Permitted Transferees.

         "CHANGE OF CONTROL AMOUNT" has the meaning set forth in Section 5.1(b).

         "CHANGE OF CONTROL PAYMENT DATE" has the meaning set forth in Section 5.1(b).

         "CLASS A COMMON STOCK" means the Corporation's class A common stock, par value $.01 per share, or any other capital stock of the Corporation into which such stock is reclassified or reconstituted.

         "CLASS B COMMON STOCK" means the Corporation's class B common stock, par value $.01 per share, or any other capital stock of the Corporation into which such stock is reclassified or reconstituted.

         "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

         "COMMON STOCK" means Class A Common Stock, Class B Common Stock and any other class of common stock created by the Corporation.

         "COMMON STOCK DEEMED OUTSTANDING" means, at any given time, (i) the number of shares of Common Stock actually outstanding at such time, plus (ii) the number of shares of Common Stock issuable upon conversion at such time of the shares of Series A Preferred Stock, plus (iii) the number of shares of Common Stock deemed to be outstanding pursuant to Sections 4.6(a) and 4.6(b), whether or not the Options or Convertible Securities are actually exercisable or convertible at such time.

         "COMPETITOR" means any Person that is (directly or through one or more Affiliates) both (i) engaged in the business of providing telecommunication services offered by the Corporation and its subsidiaries that generate at least 25% of the Corporation's consolidated revenues as of the date of the Corporation's most recent Form 10-K or 10-Q filed with the United States Securities and Exchange Commission and the revenues of such Person attributable to such services exceed $50 million annualized and (ii) a competitor of the Corporation operating in at least 25% of the MSAs (Metropolitan Statistical Areas) in which the Corporation and its subsidiaries are operating as of the time of the proposed Transfer.

         "CONVERSION PRICE" is defined in Section 4.2.

         "CONVERTIBLE SECURITIES" means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

         "CORPORATE CHANGE" means any capital reorganization, reclassification, consolidation, merger or sale of all or substantially all of the Corporation's assets to another Person which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon a subsequent liquidation of the Corporation) stock, securities or assets in respect of or in exchange for Common Stock.

         "CORPORATE GOVERNANCE AGREEMENT" means that Corporate Governance Agreement dated as of April 11, 2000 among the Corporation and the investors listed on Schedule 1 attached thereto, as amended, supplemented or otherwise modified.

         "COVENANT TRIGGERING EVENT" means the failure of the Permitted Owners (as defined in the Corporate Governance Agreement) to consent to a transaction contemplated by Section 3.1(i) or 3.1(j) of the Corporate Governance Agreement.

         "DIVIDEND PAYMENT DATE" means January 11, April 11, July 11 and October 11 of each year, beginning July 11, 2000.

         "INITIAL ISSUE DATE" means the first date on which any shares of Series A Preferred Stock are issued hereunder.

         "INITIAL OPTION STOCK" means the aggregate number of shares of Option Preferred Stock actually purchased and issued under the Option Agreement, excluding any preferential dividends that accrue or are issued or paid pursuant to the terms of the Option Preferred Stock.

         "INITIAL PREFERRED STOCK" means the 200,000 shares of Series A Preferred Stock issued by the Corporation to the Purchasers pursuant to the Purchase Agreement.

         "JUNIOR SECURITIES" means any class or series of capital stock or series of preferred stock of the Corporation, the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Series A Preferred Stock as to dividend rights and rights upon a liquidation, dissolution or winding up of the Corporation.

         "LIQUIDATION" is defined in Section 2.

         "LIQUIDATION DISTRIBUTION" is defined in Section 2.

         "LIQUIDATION VALUE" means, with respect to a share of Series A Preferred Stock, the sum of (as adjusted for stock splits, stock combinations, recapitalizations and similar events with respect to Series A Preferred Stock)
(i) $1,000 plus (ii) all accrued and unpaid dividends on such share.

         "MARKET PRICE" of any security means the average (weighted by daily trading volume) of the closing prices of such security's sales on all securities exchanges on which such security may be listed at the time, or, if there has been no sales on any such exchange on any day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated or any similar successor organization, in each such case (except when the "Market Price" is being determined for purposes of Section 5.2(a)) averaged over a period of 20 days consisting of the day as of which the "Market Price" is being determined and the 19 consecutive Business Days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the "Market Price" shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of the shares of Series A Preferred Stock then outstanding. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of the shares of Series A Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser. Notwithstanding the preceding: (i) an Option which is granted or repriced at an exercise price equal to the last reported sales price of a share of Common Stock on the Nasdaq National Market on the date of grant or repricing shall be considered to have been granted or repriced at the Market Price on the date of grant or repricing; and (ii) shares of Common Stock which are issued and sold in an underwritten registered public offering shall be considered to have been issued and sold at the Market Price.

         "OPTION AGREEMENT" means that Option Agreement dated as of April 11, 2000 among the Corporation and the purchasers listed on Schedule 1 attached thereto, as amended, supplemented or otherwise modified.

         "OPTION PREFERRED STOCK" means the Series B Convertible Preferred Stock of the Corporation, or any other capital stock of the Corporation into which such stock is reclassified or reconstituted.

         "OPTION STOCK DESIGNATION" means the Certificate of Designation of the Corporation relating to the Option Preferred Stock to be filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the Option Agreement, as amended, supplemented or otherwise modified.

         "OPTIONS" means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

         "PARITY SECURITIES" means (i) the Option Preferred Stock, (ii) the Series C Preferred Stock and (iii) any class or series of capital stock or series of preferred stock of the Corporation, the terms of which provide that it ranks on a parity with the Series A Preferred Stock as to dividend rights and rights upon a liquidation, dissolution or winding up of the Corporation.

         "PERMITTED OWNER" means (i) a Purchaser, for as long as the Purchaser continues to be the beneficial owner of any shares of the Underlying Common Stock, and (ii) each Permitted Transferee, for as long as the Permitted Transferee continues to be the beneficial owner of any shares of Underlying Common Stock.

         "PERMITTED TRANSFEREE" means (i) any Affiliate of any Purchaser to whom a Purchaser or another Affiliate of any Purchaser Transfers shares of Series A Preferred Stock or Option Preferred Stock, (ii) any other Person to whom a Purchaser or an Affiliate of any Purchaser Transfers shares of Series A Preferred Stock or Option Preferred Stock with the prior written consent of the Board of Directors, (iii) any Person to whom a transferee described in clause
(ii) Transfers shares of Series A Preferred Stock or Option Preferred Stock with the prior written consent of the Board of Directors and (iv) any THL Holder and any of the funds affiliated with Bain Capital, Inc. and any general or limited partner of such funds; provided that in no event shall any shares of Series A Preferred Stock or Option Preferred Stock be transferred to a Competitor or a Person acting as a representative of a Competitor without the Corporation's prior written consent.

         "PERSON" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or other entity.

         "PREFERRED STOCK DIRECTOR" is defined in Section 3.2.

         "PURCHASE AGREEMENT" means the Preferred Stock Purchase Agreement dated as of April 11, 2000 by and among the Corporation and the Purchasers listed on
Schedule 1 attached thereto, as amended, supplemented, or otherwise modified.

         "PURCHASER" or PURCHASERS" shall have the respective meanings given such terms in the Purchase Agreement.

         "PURCHASER PREFERRED STOCK" means the Series A Preferred Stock and the Option Preferred Stock.

         "SENIOR SECURITIES" means any class or series of capital stock or series of preferred stock of the Corporation, the terms of which expressly provide that it ranks senior to the Series A Preferred Stock as to dividend rights and rights upon a liquidation, dissolution or winding up of the Corporation.

         "SERIES C DESIGNATION" means the Certificate of Designation of the Corporation relating to the Series C Preferred Stock to be filed with the Secretary of State of the State of Delaware in such form as is permitted by the Purchase Agreement, as amended, supplemented or otherwise modified.

         "SERIES C PREFERRED STOCK" means the Corporation's Series C Convertible Preferred Stock, or any other capital stock of the Corporation into which such stock is reclassified or reconstituted.

         "STATED VALUE" means, with respect to a share of Series A Preferred Stock, $1000.

         "THL HOLDER" means (i) any general or limited partner of the THL Entities (a "THL Partner") and any corporation, partnership, or other entity which is an Affiliate of the THL Entities or any THL Partner (collectively, the "THL Affiliates"), (ii) any managing director, general partner, director, limited partner, officer or employee of the THL Entities or a THL Affiliate, or the heirs, executors, administrators, testamentary trustees, lifetime trustees, legatees or beneficiaries of any of the foregoing persons referred to in this clause (iii) (collectively, "THL Associates"), (iv) a charitable institution as defined in Section 501(c) of the Internal Revenue Code of 1986, as amended, which receives a bona fide gift by a THL Associate of shares of Series A Preferred Stock or Option Preferred Stock, (v) a bank, financial institution or other lender which receives a bona fide pledge by a THL Associate of shares of Series A Preferred Stock or Option Preferred Stock, and (vi) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only the THL Entities, THL Affiliates, THL Associates, their spouses or their lineal descendents. "THL Entities" shall mean Thomas H. Lee Partners, L.P. and its affiliated entities.

         "TRANSFER" means to sell, assign, transfer (voluntarily or involuntarily), exchange (by merger or otherwise) or otherwise dispose of or to grant a lien, encumbrance, pledge or other form of security interest, except that any Purchaser may create a security interest in shares of Series A Preferred Stock or Option Preferred Stock to secure loans made to it so long as any Transfer pursuant to such security interest is subject to the terms of the Corporate Governance Agreement.

         "UNDERLYING COMMON STOCK" means all shares of Common Stock issued or issuable upon conversion of (i) the Initial Preferred Stock and (ii) the Initial Option Stock as of any date of determination (which number shall be determined, with respect to any given date, based upon the Conversion Price or the conversion price of the Option Preferred Stock, as applicable, in effect as of such date without giving effect to the one year limitation on conversion) without regard to any preferential dividends that accrue or are issued or paid with respect to the Initial Preferred Stock pursuant to the Certificate of Designation or the Initial Option Stock pursuant to the Option Stock Designation.

         In witness, the Corporation has caused this Certificate of Designation to be duly executed on April 7, 2000.

                                        US LEC CORP.,
                                        a Delaware corporation


                                        By /s/ Michael K. Robinson
                                           ----------------------------------
                                               Michael K. Robinson
                                               Executive Vice President, and
                                               Chief Financial Officer